NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 27, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 14, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The scheme of arrangement between MAC Copper Limited andHarmony Gold (Australia) Pty Ltd, a wholly owned subsidiary of Harmony Gold Mining Company Limited became effective on October 10, 2025. Each share of Common Stock of MAC Copper Limited was converted into USD $12.25 per share in cash, without interest, less any applicable fee, and tax. The merger consideration will be paid on or after October 27, 2025. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the open on October 13, 2025.